Exhibit 99.1

OFFICER’S ANNUAL STATEMENT AS TO COMPLIANCE

FIFTH THIRD BANK

FIFTH THIRD AUTO TRUST 2004-A

The undersigned, a duly authorized representative of Fifth Third Bank, an Ohio banking corporation, as Servicer, pursuant to the Sale and Servicing Agreement (the “Agreement”) dated June 1, 2004 among Fifth Third Auto Trust 2004-A, as Issuer, Citigroup Vehicle Securities Inc., as Depositor, Fifth Third Bank, an Ohio banking corporation, as Servicer, Administrator and Custodian, Fifth Third Auto Funding LLC, as Seller, and The Bank of New York, as Indenture Trustee, does hereby certify as follows:

1.	Fifth Third Bank, an Ohio banking corporation, is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Servicer’s Certificate have their respective meaning as set forth in the Agreement.

2.	The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Indenture Trustee, the Issuer, the Depositor and each Rating Agency.

3.	A review of activities of the Servicer for June 1, 2004 through December 31, 2004 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement through the above period.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer’s Certificate this 22nd day of March, 2005.

FIFTH THIRD AUTO TRUST 2004-A
By: Fifth Third Bank, an Ohio banking corporation, as Servicer

/S/ JAMES E. SAPITRO
James E. Sapitro
Senior Vice President